EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
AS OF JUNE 30, 2006

JURISIDICTION OF INCORPORATION
NAME OF SUBSIDIARIES	OR ORGANIZATION

World Airways, Inc.	Delaware

World Airways Parts Company, LLC	Delaware

World Risk Solutions, Ltd.	Bermuda

North American Airlines, Inc.	Delaware